                                                                     EXHIBIT 4.3

     THIS WARRANT AND THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

     NEITHER THIS WARRANT NOR THE STOCK ISSUABLE ON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NEITHER THIS WARRANT NOR SUCH STOCK MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT RELATED THERETO IS IN EFFECT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS APPLICABLE.

                                                         Void after May 19, 2002

                               LOGICVISION, INC.
                                CLASS 2 WARRANT
                         TO PURCHASE     SHARES OF
                      SERIES F CONVERTIBLE PREFERRED STOCK

     THIS CERTIFIES THAT, for value received,
("Holder") is entitled at the times specified in Section 1 of this Warrant to
subscribe for and purchase      (   ) shares (as adjusted pursuant to Paragraph
4 hereof) of the fully paid and nonassessable Series F Convertible Preferred Stock (the "Shares") of LogicVision, Inc., a California corporation (the "Company"), at the price of $4.25 per share (such price as adjusted from time to time pursuant to the terms hereof is herein referred to as the "Warrant Price"), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term "Series F Preferred Stock" shall mean the Company's presently authorized Series F Convertible Preferred Stock, any securities of the Company into or for which such Series F Convertible Preferred Stock may hereafter be changed, converted or exchanged, and, where appropriate, the other securities or property (including cash) acquirable upon exercise of this Warrant following the happening of certain events as provided herein or in the Amended and Restated Articles of Incorporation of the Company as amended and in effect as of the Date of Grant ("Restated Articles"), and the term "Date of Grant" shall mean May 19, 1997.

     1.   Term.

          (a) Period of Exercise. This Warrant shall become exercisable upon the earlier of (i) May 19, 2000, (ii) the closing date of an Initial Public Offering, (iii) a Sale of the Company, as defined in the Restated Articles, or
(iv) a Liquidation, as defined in the Restated Articles (the "Exercisability Date"). The term "Initial Public Offering" shall mean a firm commitment underwriting by an investment banking firm of nationally recognized standing pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock. Subject to earlier termination under Subparagraph 1(b) or (c), this Warrant shall be exercisable, in whole or in part, at any time and from time to time from the Exercisability Date through May 19, 2002 (the "Expiration Date"). The Holder understands and agrees that, as a result of the foregoing provisions, this Warrant shall never be exercisable in the event of, on or before May 19, 2000, (i) an Initial Public Offering in which the aggregate gross offering proceeds equal or exceed fifteen million dollars ($15,000,000), the per share price of the Initial Public Offering equals or exceeds $10.00 (as appropriately adjusted for any stock dividend, stock split, reverse stock split, recapitalization or combination of shares, hereinafter an "Adjustment Event") and, immediately subsequent to such closing, there are at least three hundred fifty (350) record or beneficial holders of Common Stock or
(ii) a Sale of the Company pursuant to which the consideration received by the Company, or a Liquidation in which the amount payable to the Company's shareholders equals or exceeds $10.00 per share (as appropriately adjusted for an Adjustment Event) based on all outstanding shares (including vested options and exercisable warrants, and any unvested options and unexercisable warrants that become vested or exercisable, respectively, upon such event) immediately prior to such Sale of the Company or Liquidation and treating all outstanding shares of convertible Preferred Stock as converted to Common Stock at the Conversion Price (as defined in the Restated Articles) in effect immediately prior to such event.

          (b) Company Acquisition. In the event the Company or the Majority Holders (as defined below) should enter into any written agreement providing for a Sale of the Company, the Company shall give written notice to the Holder of such Sale of the Company not less than thirty (30) days prior to the closing date thereof. This Warrant shall automatically be exercised pursuant to Paragraph 2(e) hereof five (5) business days preceding the closing date of such Sale of the Company (the "Exercise Date"), if not previously exercised, unless the Holder shall notify the Company prior to the Exercise Date that this Warrant is not to be so exercised; provided that nothing in this Paragraph 1(b) shall cause this Warrant to become exercisable before the Exercisability Date nor extend the term of the Warrant beyond the Expiration Date. The term "Majority Holders" shall mean holders of a majority of the Company's then-outstanding Common Stock and Series C, D, E and F Convertible Preferred Stock, measured as if all such Preferred Stock had been converted to Common Stock.

          (c) Initial Public Offering. In the event the Company files a registration statement to effect an Initial Public Offering of its Common Stock, the Company shall give written notice to the Holder of such Initial Public Offering within ten (10) days after the filing of such registration statement. If not previously exercised, this Warrant shall thereafter expire and terminate on the -closing date of such Initial Public Offering, in which the aggregate gross offering proceeds equal or exceed fifteen million dollars ($15,000,000), the per share price of such Initial Public Offering equals or exceeds $7.00 and, immediately subsequent to such closing, there are at least three hundred fifty
(350) record or beneficial holders of Common Stock; provided that nothing in this sentence shall extend the term of the Warrant beyond the Expiration Date.

     2.   Exercise.

          (a) Method of Exercise; Payment; Issuance of New Warrant. Subject to Paragraph 1 hereof, the purchase right represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A duly executed and, if exercise is to be contingent, as contemplated by Section 2(b), with appropriate instruction as to the contingent nature of the exercise included therein) at the principal office of the Company and by the payment to the Company, by check or wire transfer, of an amount equal to the then applicable Warrant Price per share multiplied by the number of Shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder within thirty days of receipt of such notice and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within such thirty-day period. Upon receipt by the Company of this Warrant and such notice of exercise form, together with the applicable Warrant Price, or if such exercise is contingent as permitted by
Section 2(b) upon the occurrence of the event or date specified therein, the Holder shall be deemed for all purposes to be the Holder of record of the Shares, notwithstanding that Certificates representing the Shares shall not then be actually delivered to such Holder or that such Shares are not then set forth on the stock transfer books of the Company. In the event of any exercise of this Warrant that is made contingent upon the consummation of the matters referred to in Section 2(b) hereof, the Warrant Price shall be paid into escrow pursuant to terms mutually agreed to by the Company and the Holder pending the effectiveness of any such exercise. In the event any such contingency does not occur, this Warrant shall remain outstanding and exercisable in accordance with its terms and all escrow funds, together with any proceeds thereof, shall be returned to Holder.

          (b) Contingent Exercise. In the event that Holder shall be exercising the Warrant as of the closing of a Company Sale or Initial Public Offering, the Holder may, in such Holder's sole discretion and by written instruction delivered with the notice of exercise in accordance with Section 2(a), make such exercise, in whole or in part, contingent upon the occurrence of such closing and effective immediately prior thereto.

          (c) Other Property. In case cash, property or securities other than Common Stock shall be payable, deliverable or issuable by the Company upon exercise of this Warrant, then references to Series F Preferred Stock in this Warrant shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities.

          (d) Compliance. Prior to the delivery of any securities which the Company shall be obligated to deliver upon exercise of this Warrant, the Company will use its best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority or applicable exemptions from such requirements; provided that the foregoing shall not be construed to require the Company to effect the registration of such securities under federal or state securities laws for purposes of resale by the Holder.

          (e) Net Exercise. In lieu of exercising this Warrant in the manner provided above in Section 2(a), the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of shares computed using the following formula:



                                        X =  Y(A-B)
                                             ------
                                                A

       X = The number of shares of Series F Preferred Stock to be issued to Holder.

       Y = The number of shares of Series F Preferred Stock purchasable under this Warrant (at the date of exercise), or, if this Warrant is exercised in part, the number of shares for which this Warrant is then being exercised.

       A = The fair market value of one share of Series F Preferred Stock (at the date of exercise).

       B =          The Warrant Price (in effect on the date of exercise).


For purposes of this Section 2(e), fair market value of one share of the Series F Preferred Stock shall be determined in good faith by the Company's Board of Directors; provided, however, (i) if the exercise is done in connection with or contingent upon the Company's Initial Public Offering, the fair market value per share shall be the product of (a) the price to public as set forth in the final prospectus relating to such Initial Public Offering and (b) the number of shares of Common Stock into which each share of Series F Preferred Stock is convertible at the time of exercise, or (ii) after a public offering of the Company's securities, if the class of the Company's stock for which this Warrant is then exercisable is traded on a national exchange or over-the-counter market, the fair market value per share shall be the product of (a) the price per share at which trading of the Company's stock closed on the exchange on which such stock is listed, on the last trading day prior to the date of exercise and (b) the number of shares of Common Stock into which each share of Series F Preferred Stock is convertible at the time of exercise.

        3.  Fractional Shares.

            No fractional shares of Series F Preferred Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

        4.  Adjustment of Warrant Price and Number of Shares.

            The number and kind of securities purchasable under the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

          (a) Stock Dividends, Subdivisions or Combinations. In case the Company shall (i) pay a dividend or make a distribution on its outstanding shares of Series F Preferred Stock in shares of its Series F Preferred Stock,
(ii) subdivide the then outstanding shares of its Series F Preferred Stock into a greater number of shares of Series F Preferred Stock, (iii) combine the then outstanding shares of its Series F Preferred Stock into a smaller number of shares of Series F Preferred Stock, or (iv) issue by reclassification of its shares of Series F Preferred Stock any shares of capital stock of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then (A) in the case of clauses (i) and (ii) the Warrant Price in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision shall be proportionately decreased, (B) in the case of clause (iii) the Warrant Price in effect immediately prior to the opening of business on the effective date of such combination shall be proportionately increased, and (C) in the case of clause (iv) the Company shall execute and deliver to the Holder a new Warrant providing that the holder of this Warrant shall upon exercise of such new Warrant be entitled to receive the number and kind of shares of capital stock of the Company which it would have owned or been entitled to receive immediately following such action had this Warrant been exercised in full immediately prior to such time. The aggregate exercise price of such new Warrant shall be equal to the aggregate Warrant Price of this Warrant at the time of such exchange; and effective provision shall be made in such new Warrant so that the provisions set forth herein of the protection of the exercise rights of the Holder of this Warrant (including, without limitation, this Section 4) shall thereafter be made applicable as nearly as reasonably may be, to such new Warrant. An adjustment made pursuant to this Section 4(a) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this Section 4(a) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken. In any case in which this Section 4(a) shall require that an adjustment shall become effective immediately after a record date for an event, the adjustment shall be subject to the occurrence of such event.

          (b) Adjustment for Reclassifications, Consolidation or Merger. In the case of any reclassification or change of outstanding Series F Preferred Stock (other than those referred to in Section 4(a) other than a change in par value), or in case of any consolidation of the Company with any other corporation or any merger of the Company into another corporation or of another corporation into the Company (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in par value, or as a result of a subdivision or combination to which Section 4(a) hereof is applicable) in, the outstanding Series F Preferred Stock), or in case of any sale or transfer to another company or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Company, the Company (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall made appropriate provision so that the holder of this Warrant shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of the number of shares of Series F Preferred Stock for which this Warrant might have been exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer, and the holder of this Warrant shall have no other exercise rights under these provisions; provided, that effective provision shall be made, in a new Warrant to be issued to the Holder of this Warrant (the aggregate exercise price. of which shall be equal to the aggregate Warrant Price of this Warrant), so that the provisions set forth herein for the protection of the exercise rights of the Holder of this Warrant (including, without limitation, this Section 4) shall thereafter be made applicable, as nearly as reasonably may be, to any other shares of stock and other securities and property deliverable upon exercise of such new Warrant; and provided, further, that any such resulting or surviving
                      --------  -------
corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the new Warrant, such shares, securities or property as the holders of the Series F Preferred Stock shall be entitled to receive in connection with such transaction, and to make provisions for the protection of the exercise rights as above provided.

          (c) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price pursuant to paragraph 4(a) or (b), the number of Shares purchasable hereunder shall be adjusted, to the nearest whole share (with one-half share rounded up to the next whole share), to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

          (d) Conversion of Series F Preferred Stock. Should all of the Company's Series F Preferred Stock be, or if outstanding would be, at any time prior to the expiration of this Warrant-or any-portion thereof, converted into shares of the Company's Common Stock in accordance with the Company's Restated Articles, then this Warrant shall immediately become exercisable for that number of shares of the Company's Common Stock equal to the number of shares of the Common Stock that would have been received if this Warrant had been exercised in full and the Series F Preferred Stock received thereupon had been simultaneously converted immediately prior to such event, and the Warrant Price shall be immediately adjusted to equal the quotient obtained by dividing (x) the aggregate Warrant Price of the maximum number of Shares of Series F Preferred Stock for which this Warrant was exercisable immediately prior to such conversion, by (y) the number of shares of Common Stock for which this Warrant is exercisable immediately after such conversion.

          (e) Special Adjustment of Warrant Price Upon an Initial Public Offering, Sale of the Company or Liquidation. The Warrant Price shall be adjusted as follows in connection with and upon the closing of an Initial Public Offering, a Sale of the Company or a Liquidation (a "Liquidity Event"). If the per share price of the Liquidity Event is greater than or equal to $8.50, the Warrant Price shall not be adjusted pursuant to this paragraph. If the per share price of the Liquidity Event is greater than or equal to $7.00 but less than $8.50, the Warrant Price shall be adjusted to equal $2.125. If the per share price of the Liquidity Event is less than $7.00, the Warrant Price shall be adjusted to equal $0.00. In all provisions of this Warrant, the per share price (i) with respect to an Initial Public Offering refers to the "price to public" of the Initial Public Offering, as shown on the cover page of the final prospectus relating thereto, or (ii) with respect to a Sale of the Company, the per share price shall be determined by dividing the aggregate consideration received by the Company by the number of outstanding shares (including vested options and exercisable warrants, and any unvested options and unexercisable warrants that become vested or exercisable, respectively, upon such event) immediately prior to such Sale of the Company and treating ail outstanding shares of convertible Preferred Stock as converted to Common Stock at the Conversion Price in effect immediately prior to the closing of such Sale of the Company and (iii) with respect to a Liquidation, the per share price shall be determined by dividing the aggregate consideration payable by the Company by the number of outstanding shares (including vested options and exercisable warrants, and any unvested options and unexercisable warrants that become vested or exercisable, respectively, upon such event) immediately prior to such Liquidation and treating all outstanding shares of convertible Preferred Stock as converted to Common Stock at the Conversion Price in effect immediately prior to such Liquidation. All per share amounts stated in this Paragraph 4(e) shall be appropriately adjusted for any Adjustment Event.

          (f) Notice of Other Events. The Company shall provide written notice to the Holder of any dividend or distribution that (i) is not otherwise provided for in this Section 4, and (ii) would result in the Holder's receipt of cash, property or securities of the Company pursuant to the Restated Articles if the Holder were, at the record date for such dividend or distribution, a holder of shares of Series F Preferred Stock. Such notice shall be provided to Holder at least twenty (20) days prior to the record date for such dividend or distribution.

          5.   Notices of Adjustments.

               Whenever there shall be any adjustment in the Warrant Price and/or the number of shares, or securities or property, issuable upon exercise of this Warrant pursuant to Section 4 hereof, the Company shall execute and deliver a certificate signed by its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price or Prices and the resulting number of shares of Series F Preferred Stock or other securities or property issuable upon exercise of this Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first-class mail, postage prepaid) to the holder of this Warrant.

          6.   Governing Law.

               The terms and conditions of this Warrant shall be governed by and construed in accordance with California law.

          7.   Rights of Shareholders.

               Except as provided in this Section 7 or in Section 4(f), no holder of the Warrant or Warrants shall be entitled to vote or receive dividends or be deemed the holder of Series F Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the

Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant or Warrants shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. In the event that the Company shall pay a dividend or make any other distribution with respect to the Series F Preferred Stock (excluding any distribution specifically provided for in Section 4) at any time after any Holder shall have delivered a notice of exercise of this Warrant to the Company and prior to the effectiveness of such notice of exercise pursuant to Section 2(b) hereof, the Company shall pay such dividends or distributions, with respect to the number of Shares specified in the notice of exercise, into escrow pursuant to terms mutually agreed to by the Company and any such Holder pending the effectiveness of such exercise. Such dividends or distributions shall be distributed to such Holder on the date that the condition set forth in Section 2(b) is satisfied or returned to the Company at such time as Holder shall give written notice to the Company withdrawing its notice of exercise prior to the effectiveness thereof.

          8.  Miscellaneous.

              The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the Company and the registered holder hereof. All notices and other communications from the Company to the holder of this Warrant shall be mailed by first-class registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing.

May 19, 1997

                                    LOGICVISION, INC.

                                    By:__________________________________
                                             Vinod Agarwal, President